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EXHIBIT (l)(ii)
OPINION AND CONSENT OF VENABLE, BAETJER & HOWARD, LLP

[ON THE LETTERHEAD OF VENABLE, BAETJER & HOWARD LLP]

                                November 20, 2002

Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York  10019-6099

          Re: Boulder Growth and Income Fund, Inc.
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Ladies and Gentlemen:

          We have acted as special Maryland counsel for Boulder Growth and Income Fund, Inc., a Maryland corporation (the "Fund"), in connection with the issuance of up to 5,663,892 shares (the "Shares") of its common stock, $.01 par value per share (the "Common Stock"), pursuant to the exercise of transferable rights (the "Rights") to purchase Common Stock to be distributed to the Fund's stockholders in accordance with the Fund's Registration Statement on Form N-2 (File No. 333-100634) (the "Registration Statement") (the "Rights Offering").

          As Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus with respect to the Rights contained in the Registration Statement, substantially in the form in which it is to become effective (the "Prospectus"), and the form of subscription certificate for exercise of the Rights. We have examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland. We have further examined and relied on a certificate of an officer of the Fund with respect to the Fund's Charter and Bylaws and certain action taken by its Board of Directors, among other matters addressed in the certificate. We have examined and relied on such corporate records of the Fund and other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

          We have assumed, without independent verification, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the genuineness of all signatures.

          Based on such examination, we are of the opinion that



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the Shares of Common Stock to be issued upon exercise of the Rights have been duly authorized and that when the Shares have been sold, issued and paid for as contemplated by the Prospectus, the Shares will be validly and legally issued, fully paid and nonassessable.

          This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities laws or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

          You may rely on our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of l933 and the regulations thereunder.

                                            Very truly yours,


                                            /s/ Venable, Baetjer and Howard, LLP